EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARIES OF PAYCHEX, INC. AS OF MAY 31, 2016

Name of Subsidiaries	Jurisdiction of Incorporation

Advantage Payroll Services Inc.	Delaware
Expense Wire LLC (3)	Ohio
Fast 401k, Inc.	Delaware
HR Services Inc. (3)	Ohio
NETTIME SOLUTIONS, L.L.C.	Arizona
Paychex Advance LLC	New York
Paychex Benefit Technologies Inc.	Delaware
Paychex Brazil LLC	New York
Paychex Business Solutions, LLC (4)	Florida
Paychex Deutschland GmbH	Germany
Paychex Insurance Agency, Inc.	New York
Paychex Insurance Concepts, Inc.	New York
Paychex Investment LLC (1)	Delaware
Paychex Management Corp. (2)	New York
Paychex North America Inc.	Delaware
Paychex of New York LLC (2)	Delaware
Paychex Real Estate, LLC (2)	New York
Paychex Recordkeeping Services, Inc.	Delaware
Paychex Securities Corporation	New York
Paychex Time & Attendance Inc.	Delaware
PXC Inc.	New York
Rapid Payroll, Inc.	California
SurePayroll Inc.	Delaware

(1) Paychex Investment LLC is 100% owned by PXC Inc.

(2) Paychex of New York LLC, Paychex Management Corp. and Paychex Real Estate, LLC are 100% owned by Paychex Investment LLC.

(3) Expense Wire LLC and HR Services Inc. are 100% owned by Paychex of New York LLC.

(4) Paychex Business Solutions, LLC is 100% owned by Paychex North America Inc.

Certain subsidiaries, which considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary, per Regulation S-X, Article 1, as of May 31, 2016, have been omitted from this exhibit.